Rantoul Partners

General Partnership Agreement

December 14, 2011

Rantoul Partners
General Partnership Agreement

This General Partnership Agreement (the "Agreement") is made and entered into, dated for reference purposes as of December 14, 2011 (the "Agreement Date"), by and among EnerJex Resources, Inc., a Nevada corporation ("EnerJex"), Viking Energy Partners, LLC, a Texas limited liability company ("Viking"); and FL Oil Holdings, LLC, a Florida limited liability company ("FL Oil" and, together with Viking, individually an "Investor Partner" and together the "Investor Partners"), with reference to the following facts:

Recitals:

The Partners have agreed to execute this Agreement in order to memorialize their rights and duties as general partners of the "Partnership" (as defined below).

Agreements:

Now, Therefore, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the term:

1.1 “Affiliate” shall mean, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the Person specified.  For purposes of the foregoing, the term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote more than 25% of the securities having ordinary voting power for the election of the board of directors or other governing body of such Person.

1.2 "Area of Mutual Interest" shall mean any and all leased and un-leased acreage that is within the red boundaries appearing on the plat map attached hereto as Schedule 1.

1.3 "Beneficial Undivided Interest" shall mean each Partner's beneficial percentage ownership interest in each of the Partnership's assets, and for each Partnership asset shall be equal to the Partner's Percentage Interest.

1.4 "Capital Contributions" shall mean the sum of (a) the cash contributions of each Partner to the Partnership, plus (b) the fair market value (as determined by agreement of the Partners) of any real or tangible personal property, or any interest in such real property or tangible personal property, contributed by a Partner to the Partnership.

1.5 "Capital Transactions" shall mean the sale, exchange, transfer or other disposition of a capital asset of the Partnership, including (a) a refinancing of any such capital asset, and (b) the occurrence of an insured or uninsured casualty loss to the Partnership's assets, but excluding the sale or other disposition of items of tangible personal property that have become obsolete or unserviceable and that are being replaced in the ordinary course of the Partnership's Business.

1.6 "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.7 “Delaware Act” shall mean the Delaware Revised Uniform Partnership Act, 72 Del. Laws, c. 151, § 1.

1.8 "Distributable Cash" shall mean the net cash receipts of the Partnership after payment of the reasonable and necessary expenses of the Partnership authorized by this Agreement and the establishment of such Operating Reserves.

1.9 "Invested Capital" shall mean, as of any date, (a) the sum of (i) the cash contributions of each Partner to the Partnership, plus (ii) the fair market value (as determined by agreement of the Partners) of any real or tangible personal property, or any interest in such real property or tangible personal property, contributed by a Partner to the Partnership, reduced by (b) the amount of any Capital Distributions made to the Partner with respect to its Partnership Interest.

1.10 "Lien" shall mean, with respect to any asset (including any security), any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), and any financing lease having substantially the same economic effect as any of the foregoing; provided, however, that the term "Lien" shall not include (a) statutory liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings, (b) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented, or (c) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

1.11 "Managing Partner" shall mean the Person appointed in accordance with this Agreement to serve as Managing Partner hereunder and exercise the powers conferred upon the Managing Partner under Section 5.1, below.  The initial Managing Partner shall be EnerJex.

1.12 "Net Income" and "Net Loss" shall mean the Net Income and the Net Loss of the Partnership, as determined by the Partnership's independent certified public accountant for income tax purposes.

1.13 "Operating Reserves" means the reasonable and necessary cash reserves established by the Managing Partner for the payment of Partnership expenses expected to be incurred for a succeeding period not to exceed sixty days.

1.14 "Operations" shall mean all transactions of the Partnership other than Capital Transactions.

1.15 "Opt-Out Partner" shall have the meaning ascribed thereto in the first clause of Section 3.2, below.

1.16 "Partner" shall mean EnerJex, the Investor Partners, and each other Person hereafter admitted as a partner of the Partnership in accordance with the terms of this Agreement.

1.17 "Partnership" shall mean Rantoul Partners, a Delaware general partnership, which is formed and maintained pursuant to this Agreement.

1.18 "Partnership Interest" shall mean the interest of a Partner hereunder in the income, expense, Distributable Cash, and other economic and tax attributes of the Partnership and the other rights conferred upon such Partner in this Agreement.

1.19 "Percentage Interest" shall mean a Partner's percentage interest in the Net Income, Net Loss, and Distributable Cash of the Partnership, as described in Section 3, below, and subject to adjustment pursuant to the terms of Sections 3.2 and 6.6(c).

1.20 “Person” shall mean any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

1.21 "Rantoul Project Assets" has the meaning ascribed thereto in Section 3.1(a), below.

1.22 "Scheduled Contribution Date" shall mean each date as of which an additional Capital Contribution is due from each Investor Partner under either Section 3.2(b)(i), (ii), or (iii), below.

1.23 "TCB" shall mean Texas Capital Bank, N.A., as national banking association, as administrative agent and a bank under the TCB Secured Loan Documents (together with its successors and assigns in such capacities).

1.24 "TCB Lien" shall mean the Liens that exist under the TCB Secured Loan Documents and that encumbers title to the Rantoul Project Assets as of the Agreement Date in favor of TCB to secure the obligations of EnerJex, and its Affiliates, under the TCB Secured Loan, which Lien, as of the Agreement Date, encumbers only the Beneficial Undivided Interest that EnerJex shall hold from time to time, in accordance with the terms of this Agreement, in the Rantoul Project Assets.

1.25 "TCB Secured Loan" shall mean that certain loan and other financial accommodations from TCB and the other financial institutions and banks from time to time a party to the TCB Secured Loan Documents to EnerJex, EnerJex Kansas, Inc., DD Energy, Inc., Working Interest, LLC, and Black Sable Energy, LLC.

1.26 “TCB Rantoul Secured Loan Documents” shall mean, collectively, (a) that certain Limited Guaranty dated as of the Agreement Date by the Partnership in favor of TCB, (b) that certain Security Agreement dated as of the Agreement Date by the Partnership in favor of TCB, (c) that certain First Amendment to Second Amended and Restated Mortgage; Ratification of Liens; and Release of Liens dated as of the Agreement Date among EnerJex Kansas, Inc., DD Energy, Inc. and Partnership, as mortgagors, and TCB, as mortgagee and (d) the other Loan Documents (as defined in the TCB Credit Agreement) executed and/or delivered by the Partnership in connection with the foregoing.

1.27 "TCB Secured Loan Documents" shall mean, collectively, (a) that certain Amended and Restated Credit Agreement dated effective as of October 3, 2011, by and among TCB, certain other financial institutions and banks from time to time a party thereto, as lenders, and EnerJex, EnerJex Kansas, Inc., DD Energy, Inc., Working Interest, LLC, and Black Sable Energy, LLC, as borrowers (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated December ___, 2011 and as amended, restated, supplemented or otherwise modified from time to time, the “TCB Credit Agreement”), (b) the TCB Rantoul Secured Loan Documents, (c) the other Loan Documents (as defined in the TCB Credit Agreement) executed and delivered in connection therewith and (d) the other instruments, agreements, and other documents delivered pursuant thereto that evidence or secure the TCB Secured Loan.

1.28 "Voting Power" means the power of the Partners to vote upon matters to which the Partners are permitted or required to vote hereunder.  Each Partner shall have Voting Power in the proportion that its undistributed Invested Capital bears to the undistributed Invested Capital of all Partners.

2. PARTNERSHIP

2.1 Formation of Partnership.  The parties hereby agree to form their Partnership pursuant to the Delaware Act, and upon the terms and conditions set forth in this Agreement.  This Agreement shall supersede and replace all prior agreements, understandings and arrangements between the Partners with respect to the Partnership.

2.2 Name of Partnership.  The name of this Partnership shall be "Rantoul Partners."

2.3 Nature of Partnership Business.  The Partnership has been formed for the purpose of developing the Rantoul Project Assets through (a) the drilling of additional development wells and injection wells (b) water flood operations, (c) infrastructure construction and (d) other reasonable and necessary activities consistent with the foregoing.

2.4 Principal Office.  The principal office of the Partnership shall be at 27 Corporate Woods, Suite 350, 10975 Grandview Drive, Overland Park, KS 66210, or at such other place as the Partners from time to time determine to be appropriate.

2.5 Term of Partnership.  The term of the Partnership commenced as of December 14, 2011, and shall continue until dissolved and terminated as provided in this Agreement.

2.6 Secured Lender Loan Related Provisions.  The Partners hereby agree that Exhibit B hereto and the provisions therein shall be deemed to be part of the agreement of the parties hereunder.  All defined terms used but not defined in Exhibit B shall have the meaning ascribed thereto in the remainder of this Agreement.

3. CONTRIBUTIONS OF PARTNERS. The Partners shall make the following respective contributions to the Partnership.

3.1 Contributions of EnerJex.

(a) Rantoul Project Assets.  Concurrently herewith, (i) EnerJex is causing its Affiliate to convey and transfer to the Partnership pursuant to a recordable assignment, all of the leasehold interests (including leaseholds currently held by production), and all equipment situated thereon, that are utilized in the operation of the Rantoul Project Assets, as listed on Schedule 2 hereto (the "Rantoul Project Assets"), and (ii) EnerJex is immediately thereafter causing such Affiliate to assign all of its right, title and interest in the Partnership to EnerJex.  EnerJex covenants and agrees to cause its Affiliate to convey and transfer title to such Rantoul Project Assets free and clear of all Liens other than the TCB Lien.  The Partners acknowledge that in accordance with the terms of Section 8.2, below, EnerJex and each other Partner may pledge its respective Partnership Interest in the Partnership.  The Partners hereby agree that the aggregate fair market value of the Rantoul Project Assets is Fifteen Million Dollars ($15,000,000), and that in consideration of the conveyance and transfer of the Rantoul Project Assets to the Partnership, EnerJex shall receive a credit in the amount of Fifteen Million Dollars ($15,000,000) to its Capital Account and its Invested Capital account in the Partnership, as reflected in Table A-1 on Exhibit A hereto.

(b) Services.   EnerJex agrees to contribute to the Partnership such services as may be required to discharge EnerJex's duties as Managing Partner of the Partnership.  EnerJex shall not receive any credit to its Capital Account or Invested Capital account, and shall not be entitled to receive any compensation, in exchange for its services as Managing Partner of the Partnership.

3.2 Contributions of Investor Partners.

(a) Initial Contributions.

(i) Contributions.  Concurrently herewith, (A) Viking shall contribute to the Partnership the sum of Two Million Dollars ($2,000,000) in immediately available funds, and shall receive a credit to its Capital Account and its Invested Capital Account in a like amount, and a 10.00% Percentage Interest in the Partnership, and (B) FLO Oil shall contribute Three Hundred Fifty Thousand Dollars ($350,000) in immediately available funds, and shall receive a credit to its Capital Account and its Invested Capital Account in a like amount, and a 1.75% Percentage Interest in the Partnership.  Such initial credits to the Invested Capital accounts of Viking and FL Oil and such Percentage Interests are reflected in Table A-1 of Exhibit A hereto.

(ii) Covenant Regarding Use of Initial Cash Contributions. The Managing Partner covenants and agrees that the Partnership shall apply and expend the initial Capital Contributions of the Investor Partners described in Section 3.2(a)(i), above, solely to pay the cost of capital expenditures with respect to the Rantoul Project Assets.

(b) Additional Scheduled Capital Contributions.  Subject to Section 3.2(c), below:

(i) March 1, 2012.   On March 1, 2012, FLO Oil will make an additional Capital Contribution to the Partnership of immediately available funds in the amount set forth opposite its name on Table A-2 of Exhibit A hereto, and upon such Investor Partner's contribution thereof, the Capital Account, Invested Capital Account, and Percentage Interest of such Investor Partner shall be increased to the respective adjusted Percentage Interest set forth opposite its name on Table A-2 of Exhibit A hereto.

(ii) August 1, 2012.    On August 1, 2012, each of the Investor Partners will make an additional Capital Contribution to the Partnership of immediately available funds in the amount set forth opposite its name on Table A-3 of Exhibit A hereto, and upon such Investor Partner's contribution thereof, the Capital Account, Invested Capital Account, and Percentage Interest of such Investor Partner shall be increased to the respective adjusted Percentage Interest set forth opposite its name on Table A-3 of Exhibit A hereto.

(iii) March 1, 2013.    On March 1, 2013, each of the Investor Partners will make an additional Capital Contribution to the Partnership of immediately available funds in the amount set forth opposite its name on Table A-4 of Exhibit A hereto, and upon such Investor Partner's contribution thereof, the Capital Account, Invested Capital Account, and Percentage Interest of such Investor Partner shall be increased to the respective adjusted Percentage Interest set forth opposite its name on Table A-4 of Exhibit A hereto.

(c) Failure to Fund Additional Scheduled Contributions.  If an Investor Partner fails to make any additional scheduled Capital Contribution that is due from such Investor Partner under Section 3.2(b), above, and Tables A-2, A-3, and A-4 of Exhibit A hereto (such Investor Partner, an "Opt-Out Partner"), then:

(i) No Further Participation in Future Capital Contributions. Except with the prior written consent of the Managing Partner (which may be withheld in the sole and absolute discretion of the Managing Partner), the Opt-Out Partner shall not be permitted to make any additional Capital Contributions to the Partnership under this Section 3.2.

(ii) Offer of Funding to Other Investor Partner.   If an Investor Partner becomes an Opt-Out Partner and the other Investor Partner fully funds its share of the additional scheduled Capital Contribution due from such Investor Partner on the due date for the Capital Contribution that the Opt-Out Partner fails to make, then the Managing Partner shall deliver to such other Investor Partner a written notice describing the amount that the Opt-Out Partner failed to timely fund (such amount, the "Shortfall Amount").   Such other Investor Partner may elect to fund part or all of the Shortfall Amount and receive the associated ownership and economic benefits attributed to such amount by delivering to the Managing Partner a written notice within seven (7) days of receiving written notice of the Shortfall Amount and thereafter delivering to the Partnership the portion thereof that it has elected to fund within fifteen (15) days of receiving written notice of the Shortfall Amount. If and to the extent that the other Investor Partner does not timely elect to fund, and thereafter timely fund all of the Shortfall Amount, or if both Investor Partners become Opt-Out Partners, EnerJex, upon written notice to the Investor Partners, may choose to invest the Shortfall Amount on the same terms on which the Opt-Out Partner(s) had the opportunity to invest such Shortfall Amount under Section 3.2(b), above.

(iii) Admission of Additional Partners.   If and to the extent that the other Investor Partner and/or EnerJex do not fund all of the Shortfall Amount pursuant to Section 3.2(c)(ii), above, the Managing Partner may elect to raise such Shortfall Amount from one or more additional Investor Partners.

(A) Additional Investors.    The Managing Partner may elect to raise the available Shortfall Amount from one or more additional Investor Partners on the same terms on which the Opt-Out Partner had the opportunity to invest such Shortfall Amount under Section 3.2(b), above, or on such other terms as the Managing Partner determines to be appropriate.

(B) Partnership Interest of Additional Investors. In such event, each such additional Investor Partner shall be admitted as a Partner of the Partnership and to the extent that such Shortfall Amount is raised:

(1) Same Terms.  On the same terms on which the Opt-Out Partner had the opportunity to invest such Shortfall Amount under Section 3.2(b), above, then the Additional Partner shall receive such Capital Account credit, Invested Capital account credit, and Percentage Interest that were to have been allocated to the Opt-Out Partner with respect to the Shortfall Amount that is funded by such additional Investor Partner; or

(2) Different Terms.  On terms that are different from the terms on which the Opt-Out Partner had the opportunity to invest such Shortfall Amount under Section 3.2(b), above, then:

(i) Prior to issuing such Partnership Interest to the Additional Partner, the Managing Partner first shall deliver to each Opt-Out Partner a written notice summarizing the terms and conditions on which such Partnership Interest is proposed to be issued and specifying the deadline and instructions for subscribing to the same (which deadline shall not be sooner than five (5) business days prior to the date on which such notice is delivered to the Opt-Out Partner).  The Opt-Out Partner may elect to subscribe for such Partnership Interest by delivering to the Managing Partner, prior to the deadline specified in the written summary, a written election to subscribe for part or all of such Partnership Interest and the subscription funds and other documents due therefor.  If and to the extent that the Opt-Out Partner fails to deliver such election, funds, and other documents prior to such deadline, the Managing Partner may proceed to issue such Partnership Interest to the Additional Partner(s) pursuant to Section 3.2(c)(iii)(b)(2)(ii), below.

(ii) If, after compliance with Section 3.2(c)(iii)(b)(2)(i), above, any portion of the Partnership Interest has not been fully purchased by the Opt-Out Partner, then the Managing Partner may proceed to issue the same to the Additional Partner on the terms summarized in the notice delivered to the Opt-Out Partner pursuant to Section 3.2(c)(iii)(b)(2)(i), above, and (a) the Additional Partner shall receive such Capital Account credit, Invested Capital account credit, and Percentage Interest as are determined by the General Partner, and (b) any differential between (x) the Capital Account credit, Invested Capital account credit, and Percentage Interest that were to have been allocated to the Opt-Out Partner with respect to the Shortfall Amount that is funded by such additional Investor Partner, and (y) the actual Capital Account credit, Invested Capital account credit, and Percentage Interest shall be, as applicable, allocated to or borne by the Managing Partner.

(d) Amendment of Partnership Agreement.   Each Partner covenants and agrees to make, execute, and deliver such amendment to this Agreement as the Managing Partner may request in order to memorialize (i) the funding of the Shortfall Amount, whether by the Opt-Out Partner, an existing Partner other than the Opt-Out Partner, or a Person that had not been a Partner of the Partnership prior to contributing part or all of the Shortfall Amount, and (ii) the admission of any additional Investor Partner or Partners and the economic terms of the Partnership Interest issued to the Person funding the Shortfall Amount.

(e) Delivery of Information.   At least fifteen days prior to each of the additional scheduled capital contributions set forth under Section 3.2(b) above, the Managing Partner will deliver the following information to each Investor Partner:

(i) updated reserve reports and information regarding the Partnership's wells and reserves, to the extent then available to the Partnership;

(ii) pro forma financial information;

(iii) results of operations to date;

(iv) such other information that would be material to each Investor Partner’s investment decision; and

(v) A written certification by the Managing Partner stating that the information is true and correct in all material respects, and that there have been no material and adverse changes in the assumptions and projections regarding the Rental Project Assets and made as of the date of this Agreement.

(f) Conveyance of Title to Rantoul Project Assets.  Upon the payment of each capital contribution made by an Investor Partner under Section 3.2, hereof, and upon the request of the Investor Partner, the Partnership shall convey to such Investor Partner an undivided interest to the assets comprising the Rantoul Project Assets in a percentage up to the Percentage Interest of the Investor Partner.  Such conveyance shall be free and clear of all Liens and encumbrances, including, but not limited to, the TCB Lien.  Immediately after such conveyance, (a) the Capital Account and Invested Capital account of the Investor Partner shall be adjusted in accordance with Sections 3.5 and 4.3(d), and (b) the Percentage Interest of each Partner that continues to hold a Partnership Interest following the distribution to the Investor Partner described in the first sentence of this Section 3.2(f) shall be adjusted to equal the ratio that (x) the amount of such continuing Partner's unreturned cumulative Capital Contributions, bears to (y) the amount of all continuing Partners' unreturned cumulative Capital Contributions.

3.3 Participation in Area of Mutual Interest Other than In Rantoul Project Assets.  EnerJex agrees that if EnerJex acquires any oil, gas and other mineral leases other than the Rantoul Project Assets that are located within the Area of Mutual Interest (each such lease an “AMI Lease”), which acquisitions shall under all circumstances be in its own name and on its own behalf and not in the name or on behalf of the Partnership, then if and when EnerJex chooses to develop any such AMI Lease, EnerJex shall deliver to each Investor Partner (any Partner an “Eligible Partner”), a written offer to acquire a direct working interest in such AMI Lease in accordance with this Section 3.3.

(a) Eligible Partner Elections.  If EnerJex elects to develop any AMI Lease, then EnerJex shall deliver to each Eligible Partner a written notice (a "Participation Notice") describing (i) the size and terms of such lease, (ii) EnerJex’s assessment of the risks and potential opportunities associated with such lease, (iii) EnerJex’s estimate of the amount of capital that would be required to fully develop such lease, and (iv) the expected timing of capital expenditures associated with such lease. Each Eligible Partner may elect to participate in each AMI Lease that EnerJex chooses to develop by delivering to EnerJex within 15 days of receiving the Participation Notice for such AMI Lease, a written notice confirming its decision to participate in such AMI Lease and the percentage working interest for which such Eligible Partner will participate in such AMI Lease.

(b) Percentage Interest of Working Interest.    Each Eligible Partner shall be entitled to elect to acquire in such AMI Lease a direct working interest in a percentage that does not exceed the percentage of the Eligible Partner's Beneficial Undivided Interest in the Rantoul Project Assets as of the date on which such Participation Notice is delivered to the Eligible Partner; provided that if the Eligible Partner makes additional Capital Contributions under this Agreement after such date, then the Eligible Partner has the right to increase its percentage ownership interest in the AMI Leases accordingly.  Each Eligible Partner may elect to participate in AMI Leases for a percentage amount that is less than such maximum percentage, and if any Eligible Partner so elects, then the Eligible Partner thereby shall forfeit its right to acquire any additional ownership interest in such AMI Lease above the percentage level in which such Eligible Partner initially elects to participate.

(c) Working Interest.  Each Eligible Partner’s working interest in any AMI Lease will be subject to the same royalty burdens that EnerJex’s working interest in such AMI Lease is subject to (however, the interest will not be subject to any royalty or overriding royalty interest in favor of EnerJex or its Affiliates) and each Eligible Partner will pay its pro rata share of acquisition costs associated with any AMI Lease that it participates in; provided that, AMI Leases will be transferred at EnerJex’s actual cost and shall not include any mark-up.  Each Eligible Partner’s working interest(s) in any and all AMI Leases will be governed by and subject to the Joint Operating Agreement and COPAS Agreement attached hereto as Exhibit C and Exhibit D, respectively.

(d) Conveyance of Working Interests.  EnerJex shall convey to each Eligible Partner participating in any AMI Lease title to such Eligible Partner’s percentage working interest in such AMI Lease, free and clear of all liens, upon (i) receipt by EnerJex of payment from such Eligible Partner for its share (based on such Eligible Partner's percentage working interest) of the acquisition costs associated with such AMI Lease, which may or may not include reimbursement to EnerJex for advancing funds to acquire such AMI Lease, and (ii) execution by such Eligible Partner and delivery to EnerJex of the Joint Operating Agreement and COPAS Agreement attached hereto as Exhibit C and Exhibit D, respectively, under which such AMI Lease will be governed and to which it will be subject.

(e) No Partnership Interest.  The Partnership shall hold no interest in any AMI Lease.

3.4 Admission of Additional Investor Partners.  In accordance with Section 3.2(c) above, the Managing Partner may elect to admit a new Partner to the Partnership to fund any Shortfall Amount under Section 3.2(c), above.

(a) Execution of Joinder or Amendment by New Partner.  Each such additional Partner shall execute either (i) a joinder in the form prescribed by the Managing Partner, agreeing to be bound by this Agreement with respect to the Partnership Interest issued to such additional Partner, or (ii) any amendment to this Agreement as the Managing Partner may determine to be appropriate to memorialize the terms and conditions on which such additional Partner is being admitted to the Partnership.

(b) Power of Attorney.  Each Investor Partner hereby grants to the Managing Partner an irrevocable power of attorney, coupled with the interest of such Investor Partner, to execute from time to time such amendments to this Agreement as may be necessary or convenient for reflecting the admission of additional Partners pursuant to this Section 3.4.  Except as otherwise expressly contemplated by Sections 3.2, above, no such Amendment may alter the existing Partnership Interest of any Partner in the Net Profits, Net Losses or Distributable Cash of the Partnership, except in each instance with the written consent of each affected Partner, provided that, for the avoidance of doubt, the consent of a Partner is not required for (A) any adjustment pursuant to Section 3.2, above, in the Partnership Interest of such Partner in the Net Profits, Net Losses or Distributable Cash of the Partnership, that occurs by reason of such Partner being an "Opt-Out Partner" thereunder.

3.5 Capital Account.  An individual Capital Account shall be maintained for each Partner, on the basis of the cash method of accounting, in accordance with Treasury Regulations Section 1.704-1(b), and as of the effective date of this Agreement the balance in each Partner's Capital Account shall be as set forth in Exhibit A hereto.  Each Partner's Capital Account shall be:

(a) Increases.  Increased by the sum of (i) the amount of money contributed by such Partner to the Partnership, plus (ii) the fair market value of property contributed by the Partner to the Partnership (net of liabilities secured by the property or to which the property is subject), plus (iii) the amount of Net Income allocated to the Partner; and

(b) Decreases.  Decreased by the sum of (i) the amount of money distributed to the Partner; plus (ii) the fair market value of property distributed to the Partner by the Partnership (net of liabilities secured by the property or to which the property is subject); plus (iii) allocations to the Partner of (A) items of Partnership Net Loss and special allocations of deductions to the Partner, and (B) Partnership expenditures that are neither deductible by the Partnership in computing its taxable income nor properly chargeable to capital.

4. DISTRIBUTIONS, INCOME, AND EXPENSES

4.1 Distributions. The Distributable Cash of the Partnership attributable to the development and operation of the Rantoul Project Assets shall be distributed to the Partners as follows:

(a) Operations.   The Distributable Cash of the Partnership attributable to Operations shall be distributed to the Partners monthly in proportion to the Partners' respective Percentage Interests, provided that with respect to calendar year 2011, such Distributable Cash shall be calculated by treating the Rantoul Project Assets as if they were contributed to the Partnership as of 12:01 a.m., Central Time, on October 1, 2011, so that the results of operations with respect to such Rantoul Project Assets from and after that date are taken into account in calculating such Distributable Cash of the Partnership for calendar year 2011.

(b) Capital Transactions.   The Distributable Cash of the Partnership attributable to Capital Transactions shall be distributed to each Partner, in proportion to the Partners’ respective Percentage Interests.

4.2 Allocations of Income and Loss.  Subject to Section 4.3, below, the Net Income and Net Loss of the Partnership attributable to the development and operation of the Rantoul Project Assets shall be allocated to the Partners as follows:

(a) Net Income. Subject to Section 4.2(a)(iii), below, the Partnership's Net Income shall be allocated to each of the Partners in proportion to the Partners' respective Percentage Interests.

(b) Net Loss.  Subject to Section 4.2(a)(iii), below, the Net Loss of the Partnership shall be allocated to the Partners in proportion to the Partners' respective Percentage Interests.

(c) Special Allocations of Tax Attributes.  Subject to Section 6.6(a)(iii), all income tax deductions (including but not limited to amortization deductions, depreciation deductions, depletion deductions, and other similar deductions) arising from the expenditure of Investor Partners' Capital Contributions shall be specially allocated to each Investor Partner to the extent of and in proportion that (x) such Investor Partner's Capital Contributions, bear to (y) all Investor Partners' Capital Contributions.

4.3 Mandatory Allocation Rules.  Notwithstanding any other provision of this Agreement to the contrary, allocations of Net Income and Net Loss of the Partnership shall comply with the following mandatory allocation rules:

(a) Liquidation and Termination Distributions.  When there is a distribution in liquidation of the Partnership, or when any Partner's Interest is liquidated, all items of income and loss first shall be allocated to the Partners' Capital Accounts, and other credits and deductions to the Partners' Capital Accounts shall be made before the final distribution is made.  The final distribution to the Partners shall be made to the Partners as set forth in Section 6.4(d).

(b) Qualified Income Offsets.  Any Partner who unexpectedly receives an adjustment, allocation, or a distribution described in Sections (4), (5), or (6) of paragraph (b)(2)(ii)(d) of IRC Reg. § 1.704-1, that creates or increases a deficit balance in that Partner's Capital Account, shall be allocated items of income or gain in an amount and manner sufficient to eliminate the deficit balance in that Partner's Capital Account so created or increased as quickly as possible.  Allocations made pursuant to this Section 4.4(b) shall consist of a proportionate share of each item of Partnership income (including gross income) and gain for the year.  Any special allocation made pursuant to this Section 4.3(b) shall be taken into account in computing subsequent allocations of income and loss so that the net amount of allocations of income and loss, and all other items shall, to the extent possible, be equal to the amount that would have been allocated if the unexpected adjustment, allocation or distribution had not occurred.

(c) Code Section 704(c) Allocations.  Income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value on the date of contribution.  Allocations pursuant to this Section 4.3(c) are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing an Partner's Capital Account or share of Net Income, Net Loss, or other items of distributions pursuant to any provision of this Agreement.

(d) Asset Distributions.  Any unrealized appreciation or unrealized depreciation in the values of Partnership property distributed in kind to all the Partners shall be deemed to be Net Income and Net Loss realized by the Partnership immediately prior to the distribution of the property and such Net Income and Net Loss shall be allocated to the Partners' Capital Accounts in the same proportions as Net Income is allocated under Section 4.2, above.  In accordance with Section 3.5, above, any property so distributed shall be treated as a distribution to the Partners to the extent of the fair market value of the property less the amount of any liability secured by and related to the property.  Nothing contained in this Agreement is intended to treat or cause such distributions to be treated as sales for value.  For the purposes of this Section 4.3(d), "unrealized appreciation" or "unrealized depreciation" shall mean the difference between the fair market value of such property and the Partnership's basis for such property.

(e) Nonrecourse Debt and Minimum Gain.  If the Partnership has a share of nonrecourse debt attributable to its investment in real property owned by the Partnership (the "Partnership Property"), or if any other asset of the Partnership secures nonrecourse debt, the following provisions shall apply:

(i) For purposes of this Section 4.3(e), the term "Partnership Minimum Gain" means the gain (whether capital gain or ordinary income) that the Partnership would recognize if its nonrecourse debt were foreclosed upon and its Partnership Property or other assets securing such nonrecourse debt were transferred to the creditor in satisfaction of such non-recourse debt, but only to the extent of the excess (if any) of the outstanding principal balance of such non-recourse debt over the asset value of the Partnership Property or other asset.  The Partnership Minimum Gain shall be computed in accordance with the applicable Treasury Regulations.

(ii) If there is a net decrease in the Partnership Minimum Gain during any year, each Partner who has a deficit balance in that Partner's Capital Account as of the end of such year shall receive, before any other allocations made under this Agreement, an allocation of income or gain for such year (and, if necessary, for subsequent years) in the amount needed to eliminate such deficit as quickly as possible.

(iii) For purposes of the foregoing subparagraph (ii), each Partner’s Capital Account shall be deemed to be decreased by the allocations and distributions described in Section 4.3(b), above, and increased by the amount of any deficit balance in such Capital Account that such Partner is obligated to restore.

4.4 Tax Matters Partner.   EnerJex is hereby designated as the "Tax Matters Partner" of the Partnership for purposes of Sections 6221 trough 6232 of the Code.   A substitute Tax Matters Partner may be made by the Partners upon a vote of Partners holding a majority of the Percentage Interests of all Partners.

5. MANAGEMENT OF PARTNERSHIP AND VOTING

5.1 Managing Partner.   The business and affairs of the Partnership shall be operated and managed by the Managing Partner, and no Partner or other Person other than the Managing Partner shall have any power or authority to bind the Partnership or its assets or to incur debts, liabilities, or other obligations in the name of or on behalf of the Partnership.

(a) Appointment. EnerJex shall be the Managing Partner of the Partnership.  Upon its resignation or removal, the successor Managing Partner shall be appointed by a vote of Partners holding a majority of the Percentage Interests held by all Partners.

(b) Authority.  Subject to Sections 5.2, 5.3, and 5.4, below, the Managing Partner shall have full power and authority to manage and operate the affairs and assets of the Partnership, including but not limited to incurring and paying expenses, acquiring and disposing of assets, and settling and prosecuting claims.  For the avoidance of doubt, and except for the express limitations imposed by Sections 5.2, 5.3, and 5.4, below, there shall not be any limit on the authority of the Managing Partner.

(c) Other Partners.   No Partner other than the Managing Partner shall have any power or authority to incur any liabilities or other obligations in the name of the Partnership.  Each Partner other than the Managing Partner hereby (i) covenants and agrees not to incur any liabilities or other obligations in the name of the Partnership, except with the prior written consent of the Managing Partner, and (ii) agrees to indemnify, defend, and hold the Partnership and each of the other Partners free and harmless from and against all claims, costs, damages, and expenses arising from or relating to any breach of the covenant and agreement set forth in the foregoing clause "(i)."

5.2 Limitations on Managing Partner Authority.  Notwithstanding any other provision of this Agreement to the contrary, the Managing Partner shall not have the power or authority to engage in any of the following acts (or to permit the Partnership to engage therein), except with the vote of the Partners holding Partnership Interests representing such portion of the Percentage Interests held by all Partners as is respectively set forth below:

(a) To borrow money or to pledge the assets of the Partnership to secure any loan to any other person, except with the prior approval of Partners holding 100% of the Percentage Interests in the Partnership;

(b) To hold the assets of the Partnership in a name other than that of the Partnership, except with the prior approval of Partners holdings a majority of the Percentage Interests in the Partnership;

(c) To dispose of all or substantially all of the assets of the Partnership in any single transaction or a series of related transactions, except with the prior approval of Partners holding a majority of the Percentage Interests in the Partnership;

(d) To commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other official of it or any substantial part of its property, or to consent to any involuntary case or proceeding similar to the above, except with the prior approval of Partners holding a majority of the Percentage Interests in the Partnership (which approval must include the affirmative vote of Viking); or

(e) To enter into a compromise or other settlement agreement with creditors of the Partnership or other Persons holding in any of the assets of the Partnership a lien that secures indebtedness in an amount in excess of, or property having a value in excess of, $25,000, provided that the foregoing shall not limit the right and power of the Partnership to enter into a compromise or other settlement agreement with TCB with respect to the TCB Lien in the Beneficial Undivided Interest of EnerJex in the Rantoul Project Assets.

5.3 Partner Voting.  Subject to Exhibit B, the Partners shall be entitled to vote only with respect to (a) the admission of new Partners, (b) the dissolution of the Partnership, and (c) the expulsion of a Partner.  All issues presented for a vote of the Partners shall be approved only if Partners holding a majority of the Voting Power of all Partners vote in favor of such matter, except that a Partner whose expulsion is sought may not vote upon that issue, and the Managing Partner may not vote upon the issue of its removal from that position.

5.4 Removal of Managing Partner.  The Managing Partner may be removed only for Cause.

(a) Cause.  For purposes of the foregoing, Cause shall mean and exist only if a majority of the Partners determines in accordance with this Section 5.4 that EnerJex, in its capacity as the Managing Partner hereunder, is guilty of (i) fraud, deceit, or intentional misconduct, (ii) gross negligence, or (iii) a material breach of its express obligations under this Partnership Agreement or its fiduciary obligations to the Partners.

(b) Notice.  Any Partner may initiate the removal of the Managing Partner by delivering to him written notice of such removal, specifying therein the proposed effective date (which shall be at least sixty (60) days after the date on which such notice is delivered), a reasonably detailed description of the circumstances alleged to constitute Cause, and each provision of this Agreement alleged to have been breached.

(c) Dispute.  The Managing Partner may dispute the existence of Cause by delivering to each of the other Partners within thirty (30) days of receipt of such notice, a written objection to its removal, setting forth therein the basis on which the Managing Partner objects.  If the parties are unable to resolve such dispute within the thirty-day period following delivery of such notice disputing the existence of Cause, then (i) such matter shall be resolved by an appropriate court of law or equity, and (ii) the Managing Partner shall be entitled to remain in such position pending such resolution.

5.5 Insurance.  The Partnership shall at all times maintain (or ensure that its assets and operations are covered by) such policies of general commercial liability and casualty insurance, with such coverages and in such amounts, as the Managing Partner determines to be appropriate.  For the avoidance of doubt, the Managing Partner may satisfy the foregoing requirement by causing the Partnership to be named as an additional named insured or additional insured on any policy of general commercial liability and casualty insurance maintained by EnerJex or another Person.  Within ninety (90) days following each anniversary of the Agreement Date, the Managing Partner shall review the Partnership's then-current coverages to determine whether the types and amounts of coverage remain appropriate.

5.6 Reports, Inspection and Information Rights.  Each Partner shall have the right to receive quarterly statements of income and expense for the Partnership, as well as to inspect the books and records of the Partnership from time to time during regular business hours upon reasonable advance notice.  Within ten (10) days following the Partnership's or Managing Partner's receipt of any notices from TCB regarding any default or notices to cure, the Managing Partner shall provide copies thereof to the Investor Partners.

5.7 Devotion to Business.  Each Partner shall be required to devote such Partner's reasonable business time to the conduct of business of the Partnership.  All income derived from the Rantoul Project Assets by any Partner shall be deemed to be the income of the Partnership.

5.8 Expenses. All legal, accounting, insurance, operations, and related organization expenses incurred in connection with this Agreement and the ongoing operation of the Partnership shall be paid by the Partnership. The Managing Partner shall not bill the Partnership for expenses that are not incurred as a part of the Partnership Operations or do not directly benefit the Partnership, and the Managing Partner may not purchase equipment, materials, or services on behalf of the Partnership at above market rates.

5.9 Bank Accounts.  The Partnership shall open and maintain one or more commercial bank accounts in the name of the Partnership at such banks as the Managing Partner shall determine from time to time.  All contributions of the Partners and all Partnership income initially shall be deposited in such accounts, and all debts, liabilities and obligations of the Partnership shall be paid by checks drawn on such accounts.  Withdrawals from and checks drawn upon any such Partnership bank account shall be made only upon the signature of the Managing Partner and any other Person whom the Managing Partner may designate.

6. TERM AND TERMINATION.

6.1 Events Occasioning Termination.  The Partnership shall be dissolved only upon the occurrence of one (1) of the following events and, unless otherwise provided by this Agreement, upon such dissolution the assets of the Partnership shall be liquidated and the Partnership terminated in accordance with this Section 6:

(a) Distribution In Kind.  The Managing Partner, in its discretion, elects to distribute the assets of the Partnership to the Partners, in kind, to hold the same as direct co-owners of such assets;

(b) Sale of Assets.  The sale or disposition of all or substantially all of the assets of the Partnership;

(c) Majority Vote.  The date on which the Partners holding a majority of the Voting Power of all Partners elect to dissolve the Partnership and liquidate its affairs;

(d) Withdrawal of EnerJex. The withdrawal of EnerJex from the Partnership pursuant to Section 6.6(b), below; or

(e) Other.  The date on which the Partnership is dissolved by operation of law or pursuant to judicial decree.

6.2 Bankruptcy.

(a) Reformation of Partnership.  If any Partner (the "Bankrupt Partner") files a voluntary petition under the Bankruptcy Code, or there is filed against such Partner an involuntary petition under the Bankruptcy Code, or such Partner becomes insolvent, makes an assignment for the benefit of its creditors, or applies for or consents to the appointment of a receiver or trustee with respect to all or substantially all of its assets for the benefit of its creditors, and if such circumstance is not terminated within thirty (30) days of the date that such circumstance first arise, then:

(i) The Partnership shall not be dissolved and its affairs shall not be wound up;

(ii) The Partnership shall be reformed as a Delaware limited partnership within ten (10) days following the 30-day period described above;

(iii) The Partnership Interest held by the Bankrupt Partner shall be converted to that of a limited partner in such reformed Partnership; and

(iv) The remaining Partners shall be the general partners of such reformed Partnership, and the rights of the Partners in the Distributable Cash, Net Income, and Net Loss of the Partnership shall not be altered by such conversion.

(b) Execution of Documents.  Each Partner covenants and agrees to make, execute, and deliver such limited partnership agreement and each other document or instrument as may be necessary or convenient for effecting the formation of such reformed partnership in accordance with Section 6.2(a), above.

6.3 Notice of Dissolution.  Upon dissolution, the Partnership shall cause a Notice of Dissolution to be published in a newspaper of general circulation in the place at which the Partnership regularly carried on its business.  A copy of such notice shall be mailed to each of the Partnership’s creditors, preparatory to its liquidation, and the Partners shall proceed expeditiously to wind up the affairs of the Partnership preparatory to its liquidation.  From and after the date of dissolution of the Partnership, all receipts for the account of the Partnership shall be deposited into a dissolution bank account, from which withdrawal may occur only on the signature of the Managing Partner.  The Partners shall use their best efforts to effect collections of all monies due the Partnership as soon as possible after its termination.

6.4 Distributions Upon Termination.  Except as otherwise provided in this Agreement, upon dissolution of the Partnership and the liquidation of its assets, the Partnership shall terminate and any remaining Partnership assets shall be distributed in the following priority:

(a) Debts to Third Parties.  To the payment of the debts and liabilities of the Partnership to third parties and the expenses of liquidation, in the order prescribed by law;

(b) Reserves.  To the setting up of any reserves which the Managing Partner deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership or of the Partners arising out of or in connection with the Partnership.  Said reserves shall be paid over to a bank or an attorney-at-law as escrow agent to be held for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, and at the expiration of such period as the Partners shall deem advisable, to distribute the balance thereof in the manner provided in Section 4, above, and in the order set forth therein;

(c) Debts to Partners.  To the payment of all debts and obligations of the Partnership to the Partners;

(d) To Partners.  The balance, if any, of the Partnership's assets then shall be allocated and paid to the Partners in the same manner in which distributions from Capital Transactions are distributed pursuant to Section 4.1(b), above.

For the avoidance of doubt, upon the distribution of the Partnership assets to the Partners in kind in dissolution of the Partnership, and in accordance with Paragraph 5 of Exhibit B hereto, the Partners shall execute with and deliver to the operator of the Partnership’s distributed assets the Joint Operating Agreement and COPAS Agreement attached herein as Exhibit C and Exhibit D, respectively.

6.5 Final Accounting.  Prior to the final distribution or payment of Partnership assets, each of the Partners shall be furnished with a statement prepared by the Partnership's accountant setting forth the assets and liabilities of the Partnership as of the date of complete liquidation and the manner in which the assets of the Partnership, including unused escrow funds, are to be distributed.

6.6 Withdrawal.

(a) Partners Other than EnerJex.  A Partner other than EnerJex may withdraw from the Partnership upon not less than thirty (30) days’ advance written notice to the Managing Partner, provided that if the effective date of withdrawal selected by the withdrawing Partner is a day other than the last day of a calendar month, then the Managing Partner may elect to require that such withdrawal be effective as of the last day of the first calendar month ending immediately after the effective date of withdrawal selected by the withdrawing Partner.

(i) If any Partner other than EnerJex withdraws from the Partnership in accordance with the foregoing, then such Partner shall be entitled to receive (A) its allocable share of Partnership income through the date of withdrawal, and (B) an amount equal to such Partner’s allocable share of the Distributable Cash of the Partnership that the withdrawing Partner is entitled to receive under Section 4.1, above, with respect to the period ending on the effective date of the Partner’s withdrawal from the Partnership. Such distribution shall be made as promptly as reasonably practicable following the effective date of the Partner’s withdrawal.

(ii) Upon the effective date of such Partner’s withdrawal, (A) the Partnership shall distribute to the withdrawing Partner an undivided interest in each of the Company’s tangible assets that corresponds to such Partner’s Beneficial Undivided Interest in such asset, and (B) in accordance with Paragraph 5 of Exhibit B hereto, concurrently with such distribution, (i) the Managing Partner shall assign and delegate to the withdrawing Partner the rights and duties of the Partnership under the operating agreement between the Partnership and the Person that is engaged as the operator of such distributed asset to the extent such right and duties correspond to the distributed assets, and (ii) the withdrawing Partner shall execute with and deliver to the operator of such distributed assets the Joint Operating Agreement and COPAS Agreement attached herein as Exhibit C and Exhibit D, respectively.

(iii) If a Partner elects to withdraw under this Section 6.6(a), then such Partner shall be entitled to receive the special allocation of tax attributes under Section 4.2(a)(iii), above, only with respect to periods ended on or before the effective date of such withdrawal.  For the avoidance of doubt, the special allocation of tax attributes under Section 4.2(a)(iii), above, shall not be made to any withdrawing Partner with respect to any period after the effective date of such Partner’s withdrawal.

(b) EnerJex.   EnerJex may elect to withdraw from the Partnership upon written notice to the other Partners. Such election shall be treated as a dissolution of the Partnership under Section 6.1(d), above, and the Managing Partner shall proceed with the winding up and dissolution of the Partnership in accordance with Sections 6.1 through 6.4, above.

(c) Effects.  Immediately after the distribution of assets to a withdrawing Partner  in accordance with this Section 6.6, (a) the Capital Account and Invested Capital account of the withdrawing Investor Partner shall be adjusted in accordance with Sections 3.5 and 4.3(d), and (b) the Percentage Interest of each Partner that continues to hold a Partnership Interest following such distribution shall be adjusted to equal the ratio that (x) the amount of such continuing Partner's unreturned cumulative Capital Contributions, bears to (y) the amount of all continuing Partners' unreturned cumulative Capital Contributions.

7. DEATH OR DISSOLUTION OF PARTNER.   The Partnership shall not be dissolved upon the death of any Partner who is an individual or the dissolution of any Partner that is an entity.   In the event of the death of an individual Partner or the dissolution of an entity Partner, the Partnership shall continue and (a) the personal representative or other successor of the deceased Partner shall succeed to the Partnership Interest of the deceased Partner, and (b) the assignees of the dissolved entity Partner shall succeed to the Partnership Interest of the dissolved entity Partner, provided that in each instance the personal representative or other successor of the deceased Partner and the assignees of the dissolved entity Partner shall execute a joinder in the form prescribed by the Managing Partner, agreeing to be bound by this Agreement with respect to the Partner's Partnership Interest of the deceased individual Partner or dissolved entity Partner.

8. SECURED TRANSACTIONS.

8.1 Lien in Partnership Assets:  TCB Secured Loan and TCB Lien.   See Exhibit B.

8.2 Lien in Partnership Interests.  Any Partner may mortgage, pledge, encumber or otherwise grant a security interest in all or any part of such Partner's Partnership Interest without the consent of the other Partners.

(a) Foreclosure of Partnership Interest.  Subject to the provisions of Section 8.2(b), below, any secured party acquiring a Partnership Interest upon foreclosure of any security interest or lien in the Partnership Interest of a Partner shall be admitted as a substitute Partner with respect to the Partnership Interest so acquired upon complying with Section 8.2)(b), below.

(b) Admission of Substitute Partner.  Any transferee or assignee of a Partnership Interest may be admitted to the Partnership as a substitute or additional partner only upon satisfaction of the following conditions:

(i) Costs.  The assignee shall have paid the reasonable costs and expenses incurred by the Partnership in connection with the admission of such assignee as a substitute Partner of the Partnership, including but not limited to the costs of preparing, publishing and filing such documents and instruments as are necessary or proper to effect such substitution and the attorneys' fees of counsel for the Partnership.

(ii) Agreement to be Bound.  The assignee shall have executed a joinder or other instrument in form acceptable to the Managing Partner (or, if the assignee has acquired the Partnership Interest of the Managing Partner, then the holders of a majority of the Partnership Interests held by the other Partners), by which such assignee shall have agreed in writing to be bound by all of the provisions of this Agreement and any other agreement creating rights and duties among the Partners in the Partnership.

9. MISCELLANEOUS PROVISIONS

9.1 Notices.  All notices, requests, demands or other communications permitted or required under this Agreement shall be effective only if in writing, and shall be deemed to have been given, received and delivered (a) when Personally delivered; (b) on the second (2nd) business day after the date on which mailed by certified or registered United States mail, return receipt requested, postage prepaid; (c) on the date on which transmitted by facsimile or other electronic means generating a receipt evidencing a successful transmission (provided that on that same date a copy of such communication is mailed by certified or registered United States mail, return receipt requested, postage prepaid); or (d) on the next business day after the business day on which deposited with a public carrier regulated under United States laws for the fastest commercially available overnight delivery, with a return receipt (or equivalent thereof administered by such regulated public carrier) requested, freight prepaid, addressed to the party for whom intended at the address or facsimile number set forth on the signature page of this Agreement or such other address, notice of which is given in a manner permitted by this Section 9.1.

9.2 Binding Effect.  This Agreement shall inure to the benefit of and be binding upon all Partners and their respective estates, heirs, Personal representatives, successors and assigns.

9.3 Tag-Along Rights. Prior to the Managing Partner selling any of its (i) Percentage Interest in the Partnership to any Person (the “Buyer”) (ii) interest in the Rantoul Project Assets, if such interest has been conveyed to the Managing Partner, or (iii) interest in the Area of Mutual Interest, the Managing Partner first shall provide the other Partners a written notice of the proposed terms of the sale and the identity of the Buyer, together with a copy of any letter of intent or definitive purchase agreement that memorializes such proposed terms (collectively, the "Offering Materials").

(a) Each other Partner may elect to sell to the Buyer, on such terms and conditions, up to that portion of its Partnership Interest that is equal to its Pro Rata Share of its entire Partnership Interest.   For purposes of the foregoing, the term "Pro Rata Share" shall mean a Partnership Interests having a Percentage Interest equal to the product of (x) the Percentage Interest of the other Partner's Partnership Interest, multiplied times (y) a fraction, the numerator of which is the Percentage Interest that the Buyer proposes to purchase from the Managing Partner, and the denominator of which is the Managing Partner's total Percentage Interest in the Partnership.

(b) Each other Partner shall make such election by delivering to the Managing Partner, within seven (7) days of receipt of the Offering Materials, a written election specifying the Percentage Interest (up to the limits prescribed in Section 9.3(a), above) that such other Partner elects to sell to the Buyer.   Such election shall be irrevocable.  If no written election is delivered to the Managing Partner during such seven-day period, then the other Partner shall be irrevocably deemed to have elected not to participate in such sale.  Each other Partner timely electing to sell a Percentage Interest under this Section 9.3 covenants and agrees, upon request of the Managing Partner, to make, execute, and deliver such commercially reasonable agreements, instruments, and other documents as are agreed upon by Buyer and the Managing Partner for effecting such sale on the terms set forth in the Offering Materials.   If for any reason any Partner timely elects to sell a Percentage Interest to the Buyer and thereafter defaults in completing such sale hereunder, then the Managing Partner and other Partners who elected to participate in the sale shall be entitled to sell such Percentage Interest in the respective proportions in which they previously had elected to participate in the sale.

(c) If the Buyer does not agree to purchase all of the Percentage Interests offered by the Partners pursuant to this Section 9.3, then neither the Managing Partner nor any other Partner shall sell any Percentage Interest to such Buyer unless and until they thereafter again comply with this Section 9.3.

9.4 Attorneys' Fees.  If any action or proceeding is commenced to construe or enforce the terms and conditions of this Agreement, or the rights of the parties hereunder, the party prevailing in such action or proceeding shall be entitled to recover all court costs and reasonable attorneys' fees, to be fixed by the court as part of its judgment.

9.5 Entire Agreement.  This Agreement represents the entire understanding of the parties regarding the subject matter hereof, and supersedes all prior and contemporaneous understandings regarding such subject matter, whether oral or written.

9.6 Amendments.

(a) Subject to Exhibit B, except as otherwise required by law, this Agreement may be amended in any respect upon the affirmative vote or written consent of the holders of a majority of the Voting Power of the Partners (which approval must include the affirmative vote of Viking except as to matters covered by Section 9.6(b)) except no such amendment may alter the interest of any Partner in the Net Profits, Net Losses or Distributable Cash of the Partnership, in each case without the consent of each Partner to be adversely affected by the amendment.

(b) Notwithstanding the foregoing, the Managing Partner, acting alone, shall be entitled to amend this Agreement from time to time without the consent of the other Partners (i) to cure any ambiguity or to correct or supplement any provision in this Agreement which may be inconsistent with any other provision in this Agreement; (ii) to delete or add any provision of this Agreement required to be so deleted or added by any regulatory agency having jurisdiction over the Partnership which is deemed by such agency to be for the benefit or protection of the Partners; or (iii) to reflect the economic rights of Partners making Capital Contributions and being admitted as additional Partners with respect thereto in accordance with Sections 3.2 through 3.4, provided that in each case the amendment so adopted (1) does not alter the interest of a Partner in the Distributable Cash, Net Income or Net Loss of the Partnership except as the result of the admission of additional Partners making additional Capital Contributions to the Partnership in accordance with Sections 3.2 through 3.4, and (2) does not alter the taxation of the Partnership as a partnership for federal and state income tax purposes.

9.7 No Independent Counsel.  Each Investor Partner hereby (a) acknowledges that (i) this Agreement has been prepared by Reicker, Pfau, Pyle & McRoy, LLP (the “Firm”), (ii) the Firm is counsel to EnerJex and its affiliates, and (iii) EnerJex has urged each Investor Partner to have this Agreement reviewed by independent counsel acting on behalf of such Investor Partner; (b) acknowledges having been informed of (i) the conflicts of interest inherent in and other consequences ensuing from the Firm’s acting as counsel to the Partnership and to EnerJex, including the fact that the Firm is not representing the interest of any single Investor Partner, that if an Investor Partner were represented by independent counsel, then such Investor Partner may achieve an outcome different and more favorable than if the Partnership and its Investor Partners continued to rely solely upon the work of the Firm in preparing this Agreement, and (ii) the fact that such Investor Partner is urged to seek the advice of independent counsel; and (c) nonetheless waives any conflict of interest that may exist by reason of the Firm’s acting as counsel to the Partnership and to EnerJex in the preparation of this Agreement.

9.8 Counterparts; Electronic Signatures.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original agreement, and all of which taken together shall constitute one agreement, notwithstanding that all of the parties are not signatories to the original or the same counterpart.    A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in “.tif” or “.pdf” format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party’s original signature.

9.9 Governing Law and Severability.  This Agreement, and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware as then in effect.  The laws of the State of Delaware shall govern this Agreement, the relations among the Partners, and the relations between the Partners and the Partnership.  Any provision of this Agreement that in any way contravenes the provisions of applicable law shall, to the extent the law is contravened, be considered severable and not applicable and shall not alter or affect any other provision of this Agreement.

[Signatures appear on the following page.]

In Witness Whereof, the undersigned have executed this Partnership Agreement effective as of the date set forth above.

“EnerJex” EnerJex Resources, Inc., a Nevada corporation		“Viking:” Viking Energy Partners, LLC, a Texas limited liability company
By		By
	Robert Watson, Jr., Chief Executive Officer	Name & Title:

“FL Oil:”
FL Oil Holdings, LLC, a Florida limited liability company

By
Name & Title:

Exhibit A

Partner Invested Capital and Percentage Interests

Table A-1

Initial Contributions:  December [__], 2011

Partner	Initial Invested Capital	Initial Percentage Interest
EnerJex Resources, Inc.	$15,000,000	88.250%
Viking Energy Partners, LLC	$2,000,000	10.000%
FL Oil Holdings, LLC	$350,000	1.750%

TOTAL	$17,350,000	100.00%

Table A-2

Additional Contributions Due March 1, 2012

Partner	Additional Capital Contribution Due from Partner	Invested Capital After Contribution	Percentage Interest after Contribution
EnerJex Resources, Inc.	-0-	$15,000,000	86.625%
Viking Energy Partners, LLC	-0-	$2,000,000	10.000%
FL Oil Holdings, LLC	$325,000	$675,000	3.375%

TOTAL	$325,000	$17,675,000	100.00%

Table A-3

Additional Contributions Due August 1, 2012

Partner	Additional Capital Contribution Due from Partner	Invested Capital After Contribution	Percentage Interest after Contribution
EnerJex Resources, Inc.	-0-	$15,000,000	80.00%
Viking Energy Partners, LLC	$1,000,000	$3,000,000	15.00%
FL Oil Holdings, LLC	$325,000	$1,000,000	5.00%

TOTAL	$1,325,000	$19,000,000	100.00%

Table A-4

Additional Contributions Due March 1, 2013

Partner	Additional Capital Contribution Due from Partner	Invested Capital After Contribution	Percentage Interest after Contribution
EnerJex Resources, Inc.	-0-	$15,000,000	75.00%
Viking Energy Partners, LLC	$1,000,000	$4,000,000	20.00%
FL Oil Holdings, LLC	-0-	$1,000,000	5.00%

TOTAL	$1,000,000	$20,000,000	100.00%